EXHIBIT 99.2


             DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. FINALIZES ITS
            STRATEGIC ALLIANCE WITH SUNI IMAGING MICROSYSTEMS, INC.


WESTLAKE VILLAGE, CA, OCTOBER 21, 1997, DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. (NASDAQ:DMDS, DMDSW) Tuesday announced the signing of a definitive agreement with Suni Imaging Microsystems, Inc.

The agreement is for the development of Digital X-Ray CCD technology by Suni imaging Microsystems, Inc. (SUNI) which will be licensed on an exclusive worldwide basis to Dental/Medical Diagnostic Systems, Inc. (DMD).

The digital x-ray system which is under development will have three sensor sizes that are substantially thinner and easier to place in the mouth, therefore, ultimately more comfortable for the patient than those presently in the marketplace. The company believes that the image quality of its digital x-ray system will also be better than those now in the marketplace, and be more affordable to the dentist. This technology allows a substantial reduction in radiation exposure and permits dentists to view x-ray images in real time without the time-consuming process of film development. It also allows for storage of database and recall of images for comparison purposes.

"This new technology should have a major impact on the way dentistry is practiced. We believe the market potential is over sixteen billion dollars worldwide. We look forward to working with Paul Suni, one of the foremost experts in this field," stated Robert Gurevitch, DMD's chairman, president and CEO.

Suni Imaging Microsystems, Inc. (Mountain View, CA) is a privately held U.S. fabless semiconductor company that specializes in system-on-a-chip CMOS and CMOS-CCD image sensor products and mixed-signal chip sets based on its proprietary fabrication processes and design methodologies. Founded in 1995 by Paul Suni, a well known figure in the image sensor industry, the company's emphasis is in high volume vision components and subsystems markets that are emerging today. In the dental equipment industry, Mr. Suni is credited for having pioneered the development of the world's first film sized CCD sensors produced for digital x-ray systems in multiple sizes since 1992.

Mr. Paul Suni, President and CEO of Suni Imaging Microsystems, Inc., said, "I am extremely pleased about joining forces with DMD to address this exciting market opportunity." "DMD's sales track record and SUNI's proven expertise in dental x-ray sensor technology innovation is a winning combination."

To maintain its exclusive distribution rights to the technology, DMD must meet minimum royalty payments averaging approximately $1,470,000 per year over a five year term. The company anticipates the product to be launched outside the United States in the latter part of the second quarter of 1998. Domestically, it should be launched during the third quarter of 1998 as it requires a market clearance by the Food and Drug Administration (510K approval).

This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties such as market acceptance of new products, potential production delays due to product development, delays in the manufacturing of production quantities to DMD's quality standards, the ability to establish production, the reliance on suppliers for parts and materials and competitive pressures. Actual future events or results may differ materially from the forward-looking statements set forth above. Readers are referred to the documents filed by DMD with the SEC, specifically the most recent reports on forms SB-2 and 10-QSB, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. DMD disclaims any intent or obligation to update these forward-looking statements.